EXHIBIT 10.41
Employment Agreement
MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036
October 1, 2007
Mr. Gregory Barton
Dear Greg:
     We are very pleased and excited to extend an offer to you to join Martha Stewart Living Omnimedia, Inc. (“MSO”) as described below:
1)	POSITION: You will serve in a full-time capacity as an MSO employee with the title of General Counsel and Secretary.

2)	TERM: You shall begin work no later than Monday, November 5, 2007 (but targeting October 29, 2007), and your employment shall continue until terminated by either you or MSO (the “Term”), subject to the terms of paragraph 13 entitled “Severance.”

3)	DUTIES: During the Term, you will devote your full business time, attention and energies to the performance of duties included in your job description and such other duties as may be reasonably assigned to you and which are consistent with your titles. In performing your duties you will report directly to the President and Chief Executive Officer and such other senior officer, such as a Chief Operating Officer, as MSO may designate. It will be your responsibility to keep that office informed on a timely basis and as directed on your progress with respect to your duties hereunder.

4)	COMPENSATION: You will be paid a salary at the annual rate of not less than $400,000, payable as earned, in 26 equal payments of $15,384.61 in accordance with MSO’s standard payroll practices for salaried employees. Your MSO compensation level is Grade 39, which as of the date hereof is not exceeded by any employee of MSO other than any of MSO’s named executive officers (as defined in applicable federal securities regulations) and Martha Stewart. In a manner consistent with other MSO senior executives, you will be eligible for salary increases based upon your performance and the performance of MSO as the then-current policies of MSO provide for executives at your level.

5)	BONUS: Provided you continue to be employed by MSO at the time annual bonuses are paid, you will be eligible for an annual target bonus of seventy percent (70%) of your base salary, pursuant to company policies. In general, your bonus will be determined based upon MSO’s customary practices in effect from time to time with respect to bonus determination for executives of comparable level, and is based upon an evaluation of your performance as General Counsel, as well as the performance of MSO against certain financial goals and targets as determined by the company. Notwithstanding anything herein to the contrary, you shall be paid on the date that MSO pays bonuses in respect of 2007 to executives of a comparable level (but in no event later than March 15, 2008), a bonus in respect of 2007 in an amount not less than $210,000. You shall be eligible to participate in any bonus conversion policy in effect from time to time.

6)	BENEFITS: You will be eligible for all employment benefits provided by MSO subject to the terms and conditions of any relevant benefits plan document and MSO’s then-current policy (which may be changed by MSO from time to time), which presently entitles you to coverage as of your first day of work. In the event that you elect under COBRA to maintain any benefits in which you (and your dependents as applicable) participated with your former employer (“Former Employer”), MSO shall promptly reimburse you upon your written request for the following portion of the premiums you pay with respect such benefits: the lesser of (a) the amount by which the premiums you pay with respect to such benefits (including the COBRA 2% administrative charge) exceed the amount of the premiums for such benefits that were deducted from your payroll when you were an employee of your Former Employer and (b) the amount of the premiums that MSO would have paid for similar benefits for you (and your dependents as applicable) under MSO’s benefits plans had you elected (on behalf of yourself and your dependents as applicable) to participate in such MSO benefits plans.

7)	LONG-TERM INCENTIVE PLANS: As of your start date, you will be granted twenty-five thousand (25,000) shares of restricted stock (the “Award”) under MSO’s Amended and Restated 1999 Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of MSO Class A common stock on the respective vesting dates. The Award will vest over three years, with thirty-three percent (33%) vesting on the first anniversary of your start date, thirty-three percent (33%) vesting on the second anniversary of your start date, and the remaining thirty-four percent (34%) vesting on the third anniversary of your start date. Except as may otherwise be provided in the Plan or in the Severance Plan (as defined below) in which you are participating at a given time, you must be employed by MSO on the respective vesting date in order to receive that portion of the Award. You shall be eligible to receive additional awards of restricted stock or other long-term incentives in accordance with MSO’s standard practices with respect to executives of comparable level; without limiting the foregoing, MSO’s current practice is to annually, in approximately February, make additional grants of restricted stock to executives of comparable level (provided that the amount, if any, of such annual grant for any particular executive may be contingent upon MSO’s determination of such executive’s entitlement to receive a grant based upon MSO’s determination of such executive’s performance) and you shall be eligible to receive an additional grant of restricted stock in February 2008 (subject to MSO’s determination of your performance since your start date).

8)	VACATION: You will be entitled to four (4) weeks paid vacation annually in accordance with company policy for executives of comparable level.

9)	NON-COMPETITION: You hereby agree that during your employment with MSO and during any Tail Period (as defined below), you shall not engage in or become associated with a Competitive Activity (as defined below). A “Competitive Activity” shall mean any business which is competitive with any business of MSO and its affiliates with respect to which you performed any duties during your employment with MSO and its affiliates and their predecessors. You shall be deemed to be “engaged in or associated with a Competitive Activity” if you become an owner, employee, officer, director, independent contractor, agent, partner, advisor, or render personal services in any other capacity, with or for any individual, partnership, corporation or other organization (collectively, an “Enterprise”) that is engaged in a Competitive Activity, provided, however, that notwithstanding anything to the contrary, you shall not be prohibited from (a) owning less than five percent of the stock in any publicly traded Enterprise engaging in a Competitive Activity, or (b) being an employee, independent contractor or otherwise providing services to an Enterprise that is engaged in a Competitive Activity so long as your services relate to an aspect or endeavor of such Enterprise that is distinct from, and unrelated to, and you have no influence or control over, such Enterprise’s pursuit of a Competitive Activity. “Tail Period” shall mean the period, if any, commencing on the date that your employment with MSO terminates, and ending on the twelve-month anniversary of such date. If, at any time, the provisions of this paragraph shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. You agree that the remedies at law for any breach or threat of breach by you of this paragraph will be inadequate, and that, in addition to any other remedy to which MSO may be entitled at law or in equity, MSO will be entitled to seek a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches thereof. Your such agreement shall not be deemed to prohibit you from opposing such relief on the basis of a dispute of facts related to any such application.

10)	CONFIDENTIALITY: You agree to sign the MSO confidentiality agreement upon hire.

11)	AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, meaning that either you or MSO can terminate your employment at any time and for any reason, with or without cause or notice, and nothing contained herein shall be construed as establishing any other relationship between you and MSO.

12)	WORK FOR HIRE: As an MSO employee, you will be part of a team of highly talented individuals, whose creative contributions are an integral part of MSO’s success as a company. Accordingly, you acknowledge and agree that MSO has specially ordered and commissioned any and all results and proceeds of your services hereunder (the “Works”) as works-made-for-hire under the United States Copyright Act and all similar laws throughout the world (the “Act”), and that MSO shall be deemed the sole author and owner of all right, title and interest in the Works in any an all languages, formats and media, whether now known or hereafter created, throughout the world in perpetuity (the “Rights”). If the Works or any part of the Works are not deemed works-made-for-hire under the Act, you hereby irrevocably grant and assign the Rights exclusively to MSO. You hereby waive any so-called moral rights of authors and other similar rights in connection with the Works. You acknowledge and agree that MSO is not under any obligation to use the Works, and may exploit, reproduce, distribute, make derivative works of, alter or edit the Works or combine the Works with other materials, in any media whether now known or hereafter created throughout the world, in MSO’s sole discretion, free of any obligation to you whatsoever, financial or otherwise. You hereby waive the right to seek or obtain any injunctive or other equitable relief in connection with MSO’s exploitation of the Works and any Rights therein. You agree that upon any termination of your employment, you will immediately turn over any and all of the Works in your possession to MSO. You irrevocably grant to MSO the perpetual right to use and authorize others to use your name, biographical information, photograph, and likeness (in each case in a form approved by you) in connection with any use of the Works and/or in connection with your employment with MSO. You represent and warrant that you have the right to perform your services for MSO and to grant the Rights in the Works to MSO, and that, to the best of your knowledge, the Works will be original with you, and neither the Works, nor MSO’s exercise of any of the Rights, shall violate or otherwise conflict with the rights of any person or entity.

13)	SEVERANCE: You will be a participant in MSO’s 2005 Executive Severance Pay Plan (the “2005 Plan”), the terms and conditions of which are incorporated by reference as if fully set forth herein, except that as incorporated herein the 2005 Plan shall be deemed to have no expiration date. In the event that subsequent to September 28, 2007 MSO adopts a severance plan in which senior executives of MSO are eligible to participate (a “New Plan”) and you give written notice to MSO that you desire to participate in such New Plan, (a) MSO shall designate you as a participant in such plan promptly (and in no event more than three business days) after you give such notice to MSO; (b) upon such designation, you shall cease to be a participant in the 2005 Plan as incorporated by reference herein; and (c) your employment with MSO shall not be deemed to be terminated prior to your designation by MSO as a participant in such New Plan. The 2005 Plan and the New Plan are each a “Severance Plan.”
     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing this letter as well as the confidentiality agreement and returning them to me.
     Greg, all of us are very excited at the prospect of having you on the Martha Stewart Living Omnimedia team. We think that you will enjoy our highly creative and collaborative atmosphere, and we know that we will enjoy having you here.

Very truly yours,
/s/ Susan Lyne
Susan Lyne
President and Chief Executive Officer Martha Stewart Living Omnimedia, Inc.

ACCEPTED AND AGREED:

/s/ Gregory Barton
Gregory Barton
Date: October 1, 2007